EverQuote, Inc.

Executive Severance Plan

Effective November 5, 2023

ARTICLE 1

NAME, PURPOSE AND EFFECTIVE DATE

1.01.
Name and Purpose of Plan. The name of this plan is the EverQuote, Inc. Executive Severance Plan (“Plan”). The purpose of the Plan is to provide compensation and benefits to certain executives of EverQuote, Inc. (the “Company”) upon separation from employment with the Company under the circumstances described in the Plan.

1.02.
Effective Date. The effective date of the Plan is November 5, 2023. The compensation and benefits payable under the Plan are payable upon certain separations from employment that occur after the effective date of this Plan.

1.03. Coordination with Employment Contracts. To the extent that an Eligible Executive (as defined below) is a party to an employment or other contract or agreement that provides for any severance payments or benefits upon such Eligible Executive’s separation from employment with the Company or any of its subsidiaries, then that contract or agreement governs, and not this Plan. Provided, however, that to the extent this Plan provides for similar payments and/or benefits (for example, continued payment of Base Salary or COBRA (as defined below) benefits) that are greater than those provided by any such contract or agreement, then the Eligible Executive shall be entitled to payments and benefits under this Plan solely to the extent they exceed such other entitlements of the Eligible Executive (with such greater amount of any similar payments or benefits provided hereunder (for example, continued payment of Base Salary or COBRA benefits) to be paid or provided commencing following completion of payments or benefits to which the Eligible Executive is otherwise entitled under any such contract or agreement).

1.04. ERISA Status. This Plan is intended to be an unfunded plan that is maintained primarily to provide severance compensation and benefits to a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974 (“ERISA”) and, therefore, to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.

ARTICLE 2

DEFINITIONS

The following words and phrases have the following meanings unless a different meaning is plainly required by the context:

2.01. “Base Salary” means the annual base rate of compensation payable to an Eligible Executive on the Eligible Executive’s Termination Date, without reduction for any pre-tax deferrals under any tax-qualified plan, non-qualified deferred compensation plan, qualified transportation fringe benefit plan under Code Section 132(f), or cafeteria plan under Code Section 125 maintained by the Company, but excluding the following: incentive or other bonus plan payments, accrued vacation, commissions, sick leave, holidays, jury duty, bereavement, other paid leaves of absence, short-term disability payments, recruiting/job referral bonuses, severance, hiring bonuses, long-term disability payments, or payments from a nonqualified deferred compensation plan maintained by the Company.

2.02. “Board of Directors” means the Board of Directors of the Company.

2.03. “Change in Control” means the first to occur of any of the following, provided, in each case, that such event constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5): (i) a merger or consolidation in which (A) the Company is a constituent party, or (B) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (A) or (B) any such merger or consolidation involving the Company or a subsidiary of the Company in which the beneficial owners of the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue beneficially to own, immediately following such merger or consolidation, at least a majority by voting power of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or a Company subsidiary of all or substantially all the assets of the Company and the Company’s subsidiaries taken as a whole (except in connection with a merger or consolidation not constituting a Change of Control under clause (i) or where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Company subsidiary); or (iii) the sale or transfer, in a single transaction or series of related transactions, by the stockholders of the Company of more than 50% by voting power of the then-outstanding capital stock of the Company to any Person or entity or group of affiliated Persons or entities.

2.04. “Code” means the Internal Revenue Code of 1986 as amended.

2.05. “Eligible Executive” means the Company’s Tier 1 Executive and Tier 2 Executives, in each case who meet the eligibility requirements of Section 3.01 of this Plan.

2.06. “For Cause” means any of the following: (i) the Eligible Executive’s willful and continued failure to substantially perform the reasonably assigned duties with the Company which are consistent with the Eligible Executive’s position, other than any such failure resulting from incapacity due to physical or mental illness, after a written notice is delivered to the Eligible Executive by the Board which specifically identifies the manner in which the Eligible Executive has not substantially performed the assigned duties and allowing the Eligible Executive thirty (30) days after receipt by the Eligible Executive of such notice to cure such failure to perform, (ii) material breach of any written agreement between Eligible Executive and the Company which is not cured within thirty (30) days after receipt by the Eligible Executive from the Company of written notice of such breach, (iii) any material violation of any written policy of the Company which is not cured within thirty (30) days after receipt by the Eligible Executive from the Company of written notice of such violation, (iv) the Eligible Executive’s willful misconduct which is materially and demonstrably injurious to the Company, (v) the Eligible Executive’s conviction by a court of competent jurisdiction of, or the Eligible Executive’s pleading guilty or nolo contendere to, any felony, or (vi) the Eligible Executive’s commission of an act of fraud, embezzlement, or misappropriation against the Company or any breach of fiduciary duty or breach of the duty of loyalty, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Company’s business. For purposes of this definition, no act, or failure to act, on the Eligible Executive’s part shall be considered “willful” unless done, or omitted to be done, in knowing bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, expressly authorized by a resolution duly adopted by the Board or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company. Notwithstanding the foregoing, the Eligible Executive shall not be deemed to have been terminated For Cause unless and until there shall have been delivered to the Eligible Executive a copy of a resolution, duly adopted by the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Eligible Executive and an opportunity for the Eligible Executive, together with the Eligible Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board that the Eligible Executive committed the conduct set forth above in clauses (i), (ii), (iii), (iv), (v) or (vi) of this Section 2.06 and specifying the particulars thereof in detail.

2.07. “Good Reason” means any of the following events, if Eligible Executive gives written notice to the Company within thirty (30) days of the applicable event, which notice identifies the applicable event and Eligible Executive’s belief that such event constitutes grounds that may give rise to a “Good Reason” termination, and the Company fails, within thirty (30) days of receipt of such notice, to cure or rectify the grounds set forth in such notice that may give rise to a “Good Reason” termination: (i) a material violation by the Company of the Eligible Executive’s employment agreement, if any; (ii) if Eligible Executive is an executive officer of the Company, demotion of Eligible Executive, without Eligible Executive’s prior consent, to a position that does not include significant managerial responsibilities; (iii) reduction of the Eligible Executive’s then-current material responsibilities; (iv) reduction in Eligible Executive’s Base Salary, other than in connection with, and substantially proportionate to, a general salary reduction program that applies to a similar class of officers or employees of the Company.

2.08. “RSUs” means any restricted stock units granted by the Company to the Eligible Executive which restricted stock units vest solely based on the continued performance of services by the Eligible Executive.

2.09. “Stock Options” mean any options to purchase Company shares granted by the Company to the Eligible Executive which options vest solely based on the continued performance of services by the Eligible Executive.

2.10. “Target Incentive Bonus” means the Eligible Executive’s target annual incentive bonus for the year in which termination of the Eligible Executive’s employment becomes effective, calculated based upon target achievement.

2.11. “Tier 1 Executive” means an executive who is the Company’s Chief Executive Officer as of the Termination Date or, if sooner, the day immediately prior to the closing of a Change in Control.

2.12 “Tier 2 Executive” means an executive who reports directly to the Company’s Chief Executive Officer, who is designated by the Company as a “Section 16 officer” or who is a member of the Company’s senior leadership team whose compensation is reviewed annually by the Compensation Committee, in each case as of the Termination Date or, if sooner, the day immediately prior to the closing of a Change in Control.

2.13 “Termination Date” means the Eligible Executive’s last date of employment with the Company.

ARTICLE 3

ELIGIBILITY AND BENEFITS

3.01. Eligibility. All Eligible Executives are eligible to participate in the Plan. In order to receive and/ or to continue to receive Severance Benefits (as defined below) or Change in Control Severance Benefits (as defined below) under this Plan, the Eligible Executive must remain in compliance with the provisions of any applicable noncompetition, nonsolicitation or other restrictive covenant agreement between the Eligible Executive and the Company.

3.02. Sole Source of Severance or Change in Control Benefits. Except as provided in Section 1.03, any Eligible Executive who participates in this Plan shall be ineligible for any other severance or change in control plan or program maintained by the Company without regard to the eligibility provisions of such other severance or change in control plan or program.

3.03. Severance Benefits. An Eligible Executive whose employment is terminated by the Company other than For Cause or who resigns from employment with the Company for Good Reason will be entitled to the following severance benefits (“Severance Benefits”) on the terms and subject to the conditions set forth in this Plan, including in particular, Sections 3.06, 3.07 and 3.08 of this Plan:

(a)
If the Eligible Executive is a (i) Tier 1 Executive, twelve (12) months of Base Salary continuation and (ii) Tier 2 Executive, six (6) months of Base Salary continuation (the applicable period for such Eligible Executive, the “Severance Period”);

(b)
Subject to Section 3.05 of this Plan, if the Eligible Executive elects to continue medical, dental and/or vision benefits under the Company’s group health plan(s) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the cost of the COBRA premium for the benefits continued, on the same basis as the

Company makes such payments for active employees, until the first to occur of: (A) the end of the Severance Period or (B) the date the Eligible Executive is no longer eligible for COBRA coverage for the applicable group health plan; and

(c)
Any Stock Options and/ or RSUs that are outstanding as of the Eligible Executive’s Termination Date will become vested, exercisable and free from forfeiture, as applicable, with respect to the portion of such Stock Options and RSUs that otherwise would have become vested (i) in the case of an Eligible Executive who is a Tier 1 Executive, the twelve (12) month period following the Termination Date and (ii) in the case of an Eligible Executive who is a Tier 2 Executive, the six (6) month period following the Termination Date.

3.04. Change in Control Severance Benefits. An Eligible Executive whose employment is terminated by the Company other than For Cause or who resigns from employment with the Company for Good Reason, in either case within three (3) months prior to or within twelve (12) months following, a Change in Control will be entitled to the following severance benefits in lieu of the severance benefits provided for under Section 3.03 of this Plan (“Change in Control Severance Benefits”) on the terms and subject to the conditions set forth in this Plan, including in particular, Sections 3.06, 3.07 and 3.08 of this Plan:

(a)
If the Eligible Executive is a (i) Tier 1 Executive, eighteen (18) months of Base Salary continuation and (ii) Tier 2 Executive, twelve (12) months of Base Salary continuation (the applicable period for such Eligible Executive, the “CIC Severance Period”);

(b)
If the Eligible Executive is a (i) Tier 1 Executive, such person’s Target Incentive Bonus multiplied by 1.5 and (ii) Tier 2 Executive, such person’s Target Incentive Bonus;

(c)
Subject to Section 3.05 of this Plan, if the Eligible Executive elects to continue medical, dental and/or vision benefits under the Company’s group health plan(s) pursuant to COBRA, the Company will pay the cost of the COBRA premium for the benefits continued, on the same basis as the Company makes such payments for active employees, until the first to occur of: (A) the end of the CIC Severance Period or (B) the date the Eligible Executive is no longer eligible for COBRA coverage for the applicable group health plan; and

(d)
(i) To the extent the Eligible Executive has been employed by the Company for twelve (12) months or more prior to the Termination Date, any Stock Options and/ or RSUs that are outstanding as of the Eligible Executive’s Termination Date will become vested, exercisable and free from forfeiture, as applicable, with respect to the portion of such Stock Options and RSUs that otherwise would have become vested within the twenty-four (24) months following the Termination Date; and (ii) to the extent the Eligible Executive has been employed for less than twelve (12) months prior to the Termination Date, the Eligible Executive shall be entitled to the applicable acceleration set forth in Section 3.03(c).

3.05. COBRA. Any obligation by the Company under this Plan to pay premiums for COBRA coverage shall apply with respect to the tier of coverage and plan type that the Eligible Executive had in place as of his or her Termination Date (e.g., single, single + 1, family, etc.). If during the period of the Eligible Executive’s COBRA continuation the Eligible Executive increases the tier of coverage to a higher tier of coverage (e.g., going from single to family coverage), the Company shall not increase its premium subsidy above the premium required for the tier of coverage in place as of the Eligible Executive’s Termination Date. If during the period of the Eligible Executive’s COBRA continuation the Eligible Executive decreases the tier of coverage to a lower tier of coverage (e.g., going from family to single coverage), the Company shall decrease its premium subsidy to the subsidy applicable to the lower tier of coverage and shall not thereafter increase the subsidy for any later increases in the tier of coverage. Notwithstanding the foregoing, the Company’s obligation to pay the premium for an Eligible Executive’s COBRA coverage shall not apply to coverage under a medical flexible spending account.

3.06. Release Required. Payment of any Severance Benefits or Change in Control Severance Benefits, as applicable, under this Plan is expressly conditioned upon the Eligible Executive signing, returning to the Company and not revoking a release of all claims against the Company, successors and/or related parties (“Release”) in the form prepared by the Company in its reasonable discretion. The Release shall release the Company and its predecessors, successors and affiliates, and their directors, officers, employees, agents and other related parties from all liabilities in connection with the Eligible Executive’s relationship with the Company and/or the Company’s successor. The Release may also include reasonable noncompete obligations, other reasonable restrictive covenants, confidentiality provisions, nondisparagement provisions and other reasonable obligations. The Release must become binding within 60 days following the Eligible Executive’s Termination Date or such shorter period as set forth in the applicable Release.

3.07. Timing of Payments. Any Base Salary payment will commence in accordance with the Company’s standard payroll practices, and any Target Incentive Bonus will be paid in a lump sum, as soon as administratively feasible after the Release becomes irrevocable, provided, however, that if the period during which the Eligible Executive may execute and/ or revoke the Release spans two calendar years, then no Base Salary payments shall commence or Target Incentive Bonus shall be paid until at least January 1 of the second of those two calendar years. Any COBRA subsidy payments under this Plan will begin on the first payroll date corresponding with the COBRA premium due date after the Eligible Executive elects COBRA coverage and after the Release becomes irrevocable. Any accelerated vesting of RSUs and Stock Options will occur once the Release becomes irrevocable.

3.08. Code Section 409A. Any Severance Benefits or Change in Control Severance Benefits, as applicable, that become payable under this Plan, and any other severance payments or benefits to which the Eligible Executive is otherwise entitled under an employment agreement, plan or otherwise, shall begin only upon the date of the Eligible Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of the Eligible Executive’s employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to the Eligible Executive under this Plan, as applicable:

(a) It is intended that each installment of the severance payments under the Plan shall be treated as a separate “payment” for purposes of Code Section 409A and the Treasury regulations and guidance issued thereunder (“Section 409A”). Neither the Company nor the Eligible Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of the Eligible Executive’s “separation from service” from the Company, the Eligible Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Plan.

(c) If, as of the date of the Eligible Executive’s “separation from service” from the Company, the Eligible Executive is a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance payments due under the Plan that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the Eligible Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Plan; and

(ii) Each installment of the severance payments due under the Plan that is not described in this Section 3.08(c)(i) that constitutes nonqualified deferred compensation as defined under Section 409A and that would, absent this subsection, be paid within the six-month period following the Eligible Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Eligible Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Eligible Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Eligible Executive’s second taxable year following the taxable year in which the separation from service occurs.

(d) The determination of whether and when the Eligible Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 3.08(d), “Company” shall include all persons with whom the

Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.

(e)
All reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Eligible Executive’s lifetime (or during a shorter period of time specified in this Plan), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f)
The Company makes no representation or warranty and shall have no liability to the Eligible Executive or to any other person if any of the provisions of the Plan are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

3.09. Additional Limitation. Notwithstanding anything else in this Plan, in the event that the payment of Severance Benefits or Change in Control Severance Benefits would constitute an “excess parachute payment” as defined in Code Section 280G, and would, but for this Section 3.09, result in imposition on the Eligible Executive of an excise tax under Code Section 4999, then such Severance Benefits or Change in Control Benefits shall be reduced (but not below zero) so that the sum of such Severance Benefits or Change in Control Severance Benefits shall be $1.00 less than the amount that would subject the Eligible Executive to any such excise tax.

ARTICLE 4

ADMINISTRATION

4.01. General. The Plan will be administered by the Board of Directors or a committee of such board that has been delegated the authority to administer the Plan.

4.02. Powers. The Company will have full power, discretion and authority to interpret, construe and administer the Plan and any part hereof, and such interpretation and construction hereof, and any actions hereunder, will be binding on all persons for all purposes. The Company, in fulfilling its responsibilities may (by way of illustration and not of limitation) do any or all of the following:

(a)
allocate among its officers or employees, and/or delegate to one or more other persons selected by it, responsibility for fulfilling some or all of its responsibilities under the Plan;

(b)
designate one or more of its officers or employees to sign on its behalf directions, notices and other communications to any entity or other person;

(c)
establish rules and regulations with regard to its conduct and the fulfillment of its responsibilities under the Plan;

(d)
designate other Persons to render advice with respect to any responsibility or authority pursuant to the Plan being carried out by it or any of its delegates under the Plan; and

(e)
employ legal counsel, consultants and agents as it may deem desirable in the administration of the Plan and rely on the opinion of such counsel.

ARTICLE 5

CLAIM FOR BENEFITS UNDER THIS PLAN

5.01. Claims for Benefits under this Plan. If an Eligible Executive believes that he or she should have been eligible to participate in the Plan or disputes the amount of benefits he or she receives under the Plan, he or she may submit a claim for benefits in writing to the Company within sixty 60 days after his or her Termination Date. If such claim for benefits is wholly or partially denied, the Company will within a reasonable period of time, but no later than 90 days after receipt of the written claim, notify the Eligible Executive of the denial of the claim. If an extension of time for processing the claim is required, the Company may take up to an additional 90 days, provided that the Company sends the Eligible Executive written notice of the extension before the expiration of the original 90-day period. The notice provided to the Eligible Executive will describe why an extension is required and when a decision is expected to be made. If a claim is wholly or partially denied, the denial notice: (1) will be in writing, (2) will be written in a manner calculated to be understood by the Eligible Executive, and (3) will contain (a) the reasons for the denial, including specific reference to those Plan provisions on which the denial is based; (b) a description of any additional information necessary to complete the claim and an explanation of why such information is necessary; (c) an explanation of the steps to be taken to appeal the adverse determination; and (d) a statement of the Eligible Executive’s right to bring a civil action under section 502(a) of ERISA following an adverse decision after appeal. The Company will have full discretion consistent with its fiduciary obligations under ERISA to deny or grant a claim in whole or in part. If notice of denial of a claim is not furnished in accordance with this section, the claim will be deemed denied and the Eligible Executive will be permitted to exercise his or her rights to review pursuant to Sections 5.02 and 5.03.

5.02. Right to Request Review of Benefit Denial. Within 60 days of the Eligible Executive’s receipt of the written notice of denial of a claim, the Eligible Executive may file a written request for a review of the denial of the Eligible Executive’s claim for benefits. In connection with the Eligible Executive’s appeal of the denial of his or her benefit, the Eligible Executive may submit comments, records, documents, or other information supporting the appeal, regardless of whether such information was considered in the prior benefits decision. Upon request and free of charge, the Eligible Executive will be provided reasonable access to and copies of all documents, records and other information relevant to the claim.

5.03. Disposition of Claim. The Company will deliver to the Eligible Executive a written decision on the claim promptly, but not later than 60 days after the receipt of the Eligible Executive’s written request for review, except that if there are special circumstances which require an extension of time for processing, the 60-day period will be extended to 120 days; provided that the appeal reviewer sends written notice of the extension before the expiration of the original 60-day period. If the appeal is wholly or partially denied, the denial notice will: (1) be written in a manner calculated to be understood by the Eligible Executive, (2) contain references to the specific Plan provision(s) upon which the decision was based; (3) contain a statement that, upon request and free of charge, the Eligible Executive will be provided reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and (4) contain a statement of the Eligible Executive’s right to bring a civil action under section 502(a) of ERISA.

5.04. Exhaustion. An Eligible Executive must exhaust the Plan’s claims procedures prior to bringing any claim for benefits under the Plan in a court of competent jurisdiction. No lawsuit shall be brought against the Plan or the Company after 180 days from receipt of the final decision on a claim appeal.

ARTICLE 6

MISCELLANEOUS

6.01. Successors.

(a)
Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, or all or substantially all of the business and/or assets of a business segment of the Company, will be obligated under this Plan in the same manner and to the same extent as the Company would be required to comply with the terms of the Plan in the absence of a succession. The Company will require any such successor to expressly assume and agree to all terms and conditions of this Plan in the same manner and to the same extent that the Company would be required to comply with the terms of the Plan if no such succession had taken place. As used in this Plan, “Company” shall mean the Company and any successor described in this Section 6.01.

(b)
This Plan and all rights of the Eligible Executive hereunder will inure to the benefit of, and be enforceable by, the Eligible Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.02. Creditor Status of Eligible Executive. In the event that any Eligible Executive acquires a right to receive payments from the Company under the Plan, such right will be no greater than the right of any unsecured general creditor of the Company.

6.03. Facility of Payment. If it is found that (a) an Eligible Executive entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment and to give a valid release therefor, and (b) another person or an institution is then maintaining or has custody of such Eligible Executive, and no guardian, committee, or other representative of the estate of such person has been duly appointed by a court of competent jurisdiction, the Severance Benefits or Change in Control Severance Benefits may be paid to such other person or institution referred to in (b) above, and the release will be a valid and complete discharge for the payment.

6.04. Notice of Address. Each Eligible Executive entitled to benefits under the Plan must file with the Company, in writing, his or her post office and personal email address and each change of post office and/or personal email address. Any communication, statement or notice addressed to such Eligible Executive at either such address will be deemed sufficient for all purposes of the Plan, and there will be no obligation on the part of the Company to search for or to ascertain the location of such Eligible Executive.

6.05. Headings. The headings of the Plan are inserted for convenience and reference only and shall have no effect upon the meaning of the provisions hereof.

6.06. Choice of Law/Venue. The Plan shall be construed, regulated and administered under the laws of Massachusetts (excluding the choice-of-law rules thereof), except that if any such laws are superseded by any applicable federal law or statute, such federal law or statute shall apply. Any lawsuit concerning this Plan, including but not limited to benefits payable under this Plan, may only be brought in United States District Court for the District of Massachusetts or, only if such court is without jurisdiction, in a court of the Commonwealth of Massachusetts. The parties waive trial by jury in any such lawsuit.

6.07. Amendment and Termination. The Board of Directors may amend, modify, or terminate the Plan at any time in its sole discretion; provided, however, that (a) any such amendment, modification or termination made prior to a Change in Control that adversely affects the rights of any Eligible Executive shall be unanimously approved by the Company’s Board of Directors, (b) no such amendment, modification or termination may affect the rights of an Eligible Executive then receiving payments or benefits under the Plan without the consent of such person, and (c) no such amendment, modification or termination made after a Change in Control shall be effective for one year.

6.08 Clawback Policy. Notwithstanding any other provision of this Plan, all Eligible Executives will remain subject to, and bound by, the terms and conditions of any clawback policy that the Company currently has in effect or may adopt in the future.

6.09. Whole Agreement. This Plan contains all the legally binding understandings and agreements between the Eligible Executive and the Company pertaining to the subject matter thereof and supersedes all such agreements, whether oral or in writing, previously entered into between the parties.

6.10. No Contract of Employment. Nothing in this Plan shall be construed as giving any Eligible Executive any right to be retained in the employ of the Company or any of its subsidiaries.

6.11. Withholding Taxes. All payments made under this Plan will be subject to reduction to reflect taxes required to be withheld by law.

6.12. No Assignment. The rights of an Eligible Executive to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 6.11 shall be void.